Filed pursuant to Rule 433
Registration Statement No. 333-131266
Relating to Pricing Supplement No. 160
dated December 7, 2006

GLOBAL MEDIUM-TERM NOTES, SERIES F
Senior Fixed Rate Notes

Pricing Sheet – December 7, 2006

20% Reverse Exchangeable Securities Due December 15, 2007
Mandatorily Exchangeable for an Amount Payable in U.S. Dollars or for Shares of
Common Stock of EXXON MOBIL CORPORATION

Issue Price:	$75.69 per Security

Principal Amount:	$75.69 per Security

Aggregate Principal Amount:	$35,006,625 (462,500 Securities)

Interest Rate:	20% per annum

Interest Payment Dates:	The 15th of each month, beginning January 15, 2007

Pricing Date:	December 7, 2006

Maturity Date:	December 15, 2007

Settlement Date:	December 14, 2006

Exchange Ratio:	0.831601 shares of Exxon Mobil Stock (“XOM Stock”) per Security

Exchange Price:	$91.0172 per Security (120.25% of initial stock price)

Exchange Factor:	1.0, subject to adjustment

Determination Date:	December 13, 2007

Maturity Price:	Closing price of the XOM Stock on the Determination Date times the Exchange Factor

Payment at Maturity:

At maturity, if the Maturity Price exceeds the Exchange Price, holders will receive the Principal Amount per Security. Otherwise, holders will receive a number of shares of XOM Stock equal to the product of the Exchange Ratio and the Exchange Factor per Security.

Base dividend:	$0.32 per XOM share per quarter

Listing:	None

CUSIP:	61747S512

Agent:	Morgan Stanley & Incorporated

Agent Commission:	0.10%

But for the foregoing pricing terms, the terms of the Securities are similar in all material respects to the terms of the 20% Reverse Exchangeable Securities Due December 22, 2006, Mandatorily Exchangeable for an Amount Payable in U.S. Dollars or for Shares of Common Stock of Exxon Mobil Corporation. The pricing supplement relating to such securities may be accessed via the following link: Pricing Supplement No. 21 to Registration Statement No. 333-129243 dated December 13, 2005

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by called toll-free 1-866-718-1649.

Prospectus Supplement dated January 25, 2006
Prospectus dated January 25, 2006